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                                                                   Exhibit 23.4
                         INDEPENDENT AUDITORS' CONSENT

   We consent to the use in this Registration Statement of Form S-4 of CMGI, Inc. of our report dated October 18, 1999 relating to the consolidated financial statements of Flycast Communications Corporation as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement, and of our report dated October 18, 1999 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

   We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.

/s/ Deloitte & Touche LP

San Jose, California
December 1, 1999